UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PERFICIENT, INC.
(Name of Registrant as Specified in Its Charter)

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PERFICIENT, INC.

1120 South Capital of Texas Highway, Building 3, Suite 220
Austin, Texas 78746

Notice of Annual Meeting of Stockholders
To Be Held June 16, 2008

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of the Stockholders of Perficient, Inc. (“Perficient” or the “Company”) will be held at the Company’s headquarters located at 1120 South Capital of Texas Highway, Building 3, Suite 220, Austin, Texas 78746 on June 16, 2008 at 9:00 a.m. local time, for the following purposes:

1. To elect five directors to hold office for a term of one year or until their successors have been duly elected and qualified;

2. To ratify KPMG LLP as the Company’s independent registered public accounting firm; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors of Perficient has fixed the close of business on April 25, 2008 as the record date for the determination of stockholders of Perficient entitled to notice of and to vote at the Annual Meeting. Only holders of record of Perficient common stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. A list of such stockholders will be available for inspection at the Company's headquarters located at 1120 South Capital of Texas Highway, Building 3, Suite 220, Austin, Texas 78746, during ordinary business hours for the ten-day period prior to the 2008 Annual Meeting.

Your attention is directed to the accompanying Proxy Statement for further information regarding each proposal to be made.

Whether or not you plan to attend the 2008 Annual Meeting, you are asked to complete, sign and date the enclosed proxy and return it promptly by mail in the enclosed self-addressed envelope, which does not require postage if mailed in the United States, or alternatively, to vote your proxy by telephone or the Internet according to the instructions on your proxy card. You may revoke your proxy at any time prior to the 2008 Annual Meeting. If you decide to attend the 2008 Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the 2008 Annual Meeting.

By Order of the Board of Directors /s/ Paul E. Martin Paul E. Martin Secretary

PERFICIENT, INC.
1120 South Capital of Texas Highway, Building 3, Suite 220
Austin, Texas 78746

Proxy Statement for Annual Meeting of Stockholders

This Proxy Statement is furnished by the Board of Directors (the “Board of Directors”) of Perficient, Inc., a Delaware corporation (“Perficient” or the “Company”), in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders (the “Meeting”) to be held on June 16, 2008 at the Company’s headquarters located at 1120 South Capital of Texas Highway, Building 3, Suite 220, Austin, Texas 78746 at 9:00 a.m. local time, and at any adjournment thereof. This Proxy Statement and the accompanying Notice and Proxy are being mailed to stockholders on or about May 7, 2008. The principal executive offices of Perficient are located at the address listed above.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Only holders of record of Perficient common stock, $.001 par value per share (the “Common Stock”), at the close of business on the record date, April 25, 2008 (the “Record Date”), will be entitled to vote at the Meeting and at all adjournments thereof. On the Record Date, there were outstanding and entitled to vote 31,983,445 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon. Votes cast, either in person or by proxy, will be tabulated by Continental Stock Transfer & Trust Company, the Company’s transfer agent.

Quorum Required

The Company’s bylaws provide that the holders of a majority of the Company’s outstanding shares of stock entitled to vote at the Meeting, present in person or represented by proxy shall constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

Effect of Broker Non-Votes and Abstentions

A broker “non-vote” occurs on an item when shares held by a bank, broker or other nominee are present or represented at the meeting but such nominee is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instruction is given. Abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained and, therefore, will have no effect on the outcome of the vote on any such matter.

Voting Procedures

Holders of record of our common stock may vote using one of the following methods:

In Person:  Stockholders of record may attend the Meeting and vote in person.

By Mail:  Stockholders of record may vote by completing, signing, dating and returning the proxy card in the accompanying self-addressed envelope, which does not require postage if mailed in the United States.

By Telephone:  Stockholders of record may call the toll-free number on the accompanying proxy card to vote by telephone, in accordance with the instructions set forth on the proxy card and through voice prompts received during the call.

By Internet:  Stockholders of record may access the voting website listed on the accompanying proxy card to vote through the Internet in accordance with the instructions included on the proxy card and prompts on the voting website.  Stockholders electing to vote through the Internet may incur telephone and Internet access charges.

Proxies submitted by telephone or the Internet are treated in the same manner as if the stockholder had signed, dated and returned the proxy card by mail. Therefore, stockholders of record electing to vote by telephone or the Internet should not return their proxy cards by mail.

If a proxy is properly signed by a stockholder and is not revoked, the shares represented thereby will be voted at the Meeting in the manner specified on the proxy, or if no manner is specified with respect to any matter therein, such shares will be voted by the person designated therein in accordance with the recommendations of the Board of Directors as indicated in this Proxy Statement. If any of the nominees for director are unable to serve or for good cause will not serve, an event that is not anticipated by Perficient, the shares represented by the accompanying proxy will be voted for a substitute nominee designated by the Board of Directors or the Board of Directors may determine to reduce the size of the Board of Directors. A proxy may be revoked by the stockholder at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of Perficient, by duly executing and delivering to the Secretary of Perficient a proxy bearing a later date, or by voting in person at the Meeting.

Solicitation of Proxies

Perficient will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the Proxy, and any additional soliciting material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. Perficient may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees or agents of Perficient. No additional compensation will be paid to these individuals for any such service.

PROPOSAL 1. ELECTION OF DIRECTORS.

At this year’s Meeting, five directors will be elected to hold office for a term expiring at the next Annual Meeting of Stockholders.  The nominees for election (the “Nominee Directors”) are:

John T. McDonald
Ralph C. Derrickson
Max D. Hopper
Kenneth R. Johnsen
David S. Lundeen

Each director will be elected to serve until a successor is elected and qualified or until the director’s earlier resignation or removal.

If any of the Nominee Directors listed above becomes unable to serve or for good cause will not serve, an event that is not anticipated by the Company, (i) the shares represented by the proxies will be voted for a substitute nominee or substitute nominees designated by the Board of Directors or (ii) the Board of Directors may determine to reduce the size of the Board of Directors. At this time, the Board of Directors knows of no reason why any of the persons listed above may not be able to serve as directors if elected.

Nominees and Continuing Directors

The name and age of each of the executive officers, current directors and Nominee Directors of Perficient, and their respective positions with Perficient are listed in the table below. Additional biographical information concerning each of the Nominee Directors and executive officers, including the period during which each such individual has served Perficient, follows the table.

Name	Age	Position
John T. McDonald	44	Chairman of the Board and Chief Executive Officer
Jeffrey S. Davis	43	President and Chief Operating Officer
Paul E. Martin	47	Chief Financial Officer, Treasurer and Secretary
Timothy J. Thompson	47	Vice President of Client Development
Richard T. Kalbfleish	52	Controller and Vice President of Finance and Administration
Ralph C. Derrickson	49	Director
Max D. Hopper	73	Director
Kenneth R. Johnsen	54	Director
David S. Lundeen	46	Director

John T. McDonald joined the Company in April 1999 as Chief Executive Officer and was elected Chairman of the Board in March 2001. From April 1996 to October 1998, Mr. McDonald was president of VideoSite, Inc., a multimedia software company that was acquired by GTECH Corporation in October 1997, 18 months after Mr. McDonald became VideoSite's president. From May 1995 to April 1996, Mr. McDonald was a Principal with Zilkha & Co., a New York-based merchant banking firm. From June 1993 to April 1996, Mr. McDonald served in various positions at Blockbuster Entertainment Group, including Director of Corporate Development and Vice President, Strategic Planning and Corporate Development of NewLeaf Entertainment Corporation, a joint venture between Blockbuster and IBM. From 1987 to 1993, Mr. McDonald was an attorney with Skadden, Arps, Slate, Meagher & Flom in New York, focusing on mergers and acquisitions and corporate finance. Mr. McDonald currently serves as a member of the board of directors of a number of privately held companies and non-profit organizations. Mr. McDonald received a B.A. in Economics from Fordham University and a J.D. from Fordham Law School.

Jeffrey S. Davis became the Chief Operating Officer of the Company upon the closing of the acquisition of Vertecon in April 2002 and was named the Company’s President in 2004. He previously served the same role of Chief Operating Officer at Vertecon from October 1999 to its acquisition by Perficient. Prior to Vertecon, Mr. Davis was a Senior Manager and member of the leadership team in Arthur Andersen’s Business Consulting Practice starting in January 1999 where he was responsible for defining and managing internal processes, while managing business development and delivery of products, services and solutions to a number of large accounts. Prior to Arthur Andersen, Mr. Davis worked at Ernst & Young LLP for two years, Mallinckrodt, Inc. for two years, and spent five years at McDonnell Douglas in many different technical and managerial positions. Mr. Davis has a M.B.A. from Washington University and a B.S. degree in Electrical Engineering from the University of Missouri.

Paul E. Martin joined the Company in August 2006 as Chief Financial Officer, Treasurer and Secretary. From August 2004 until February 2006, Mr. Martin was the Interim co-Chief Financial Officer and Interim Chief Financial Officer of Charter Communications, Inc. (“Charter”), a publicly traded multi-billion dollar in revenue domestic cable television multi-system operator. From April 2002 through April 2006, Mr. Martin was the Senior Vice President, Principal Accounting Officer and Corporate Controller of Charter and was Charter’s Vice President and Corporate Controller from March 2000 to April 2002. Prior to Charter, Mr. Martin was Vice President and Controller for Operations and Logistics for Fort James Corporation, a manufacturer of paper products with multi-billion dollar revenues. From 1995 to February 1999, Mr. Martin was Chief Financial Officer of Rawlings Sporting Goods Company, Inc., a publicly traded multi-million dollar revenue sporting goods manufacturer and distributor. Mr. Martin received a B.S. degree with honors in accounting from the University of Missouri - St. Louis.  Mr. Martin is also a member of the University of Missouri – St. Louis School of Business Leadership Council.

Timothy J. Thompson joined the Company as Vice President of Client Development upon the closing of the acquisition of Vertecon in April 2002. In this capacity, Mr. Thompson serves as the top sales and marketing executive for the Company, and is responsible for major account development, marketing, sales enablement, territory management, and business partner development. Mr. Thompson has over 25 years of experience in the Information Technology industry.  This experience includes 6 years as the Director of Business Development for the Great Plains Market Circle at Arthur Andersen and 12 years in various sales and sales management positions at IBM.  Mr. Thompson has a B.S. in Mathematics from the University of Notre Dame and a M.B.A. from Washington University.  Mr. Thompson is involved in several charitable organizations and he is on the board of directors of one of the largest charitable fundraising and grant foundations serving the needs of the St. Louis community.

Richard T. Kalbfleish joined the Company as Controller in November 2004 and became Vice President of Finance and Administration and Assistant Treasurer in May 2005. In August 2006, Mr. Kalbfleish became the Principal Accounting Officer of the Company. Prior to joining the Company, Mr. Kalbfleish served as Vice President of Finance and Administration with IntelliMark/Technisource, a national IT staffing company, for 11 years. Mr. Kalbfleish has over 22 years of experience at the Controller level and above in a number of service industries with an emphasis on acquisition integration and accounting, human resources and administrative support. Mr. Kalbfleish has a B.S.B.A. in Accountancy from the University of Missouri - Columbia.

Ralph C. Derrickson became a member of the Board of Directors in July 2004. Mr. Derrickson has more than 26 years of technology management experience in a wide range of settings including start-up, interim management and restructuring situations. Currently Mr. Derrickson is President and CEO of Carena, Inc. Prior to joining Carena, Inc., Mr. Derrickson was managing director of venture investments at Vulcan Inc., an investment management firm with headquarters in Seattle, Washington from October 2001 to July 2004. Mr. Derrickson is a founding partner of Watershed Capital, an early-stage venture capital firm, and is the managing member of RCollins Group, LLC, a management advisory firm. He served as a board member of Metricom, Inc., a publicly traded company, from April 1997 to November 2001 and as Interim CEO of Metricom from February 2001 to August 2001. Metricom, Inc. voluntarily filed a bankruptcy petition in US Bankruptcy Court for the Northern District of California in July of 2001. He served as vice president of product development at Starwave Corporation, one of the pioneers of the Internet. Earlier, Mr. Derrickson held senior management positions at NeXT Computer, Inc. and Sun Microsystems, Inc. He has served on the boards of numerous start-up technology companies. Mr. Derrickson is on the faculty of the Michael G Foster School of Business at the University of Washington, and serves on the Executive Advisory Board of the Center for Entrepreneurship and Innovation at the University of Washington, as well as a member of the President’s Circle of the National Academy of Sciences, The National Academy of Engineering and the Institute of Medicine. Mr. Derrickson holds a bachelor’s degree in systems software from the Rochester Institute of Technology.

Max D. Hopper became a member of the Board of Directors in September 2002. Mr. Hopper began his information systems career in 1960 at Shell Oil and served with EDS, United Airlines and Bank of America prior to joining American Airlines. During Mr. Hopper’s twenty-year tenure at American Airlines he served as CIO, and as CEO of several business units. Most recently, he founded Max D. Hopper Associates, Inc., a consulting firm that specializes in the strategic use of information technology and business-driven technology. Mr. Hopper currently serves on the board of directors for several companies such as Gartner Group as well as other private corporations.

Kenneth R. Johnsen became a member of the Board of Directors in July 2004. Mr. Johnsen is currently the CEO and Chairman of the Board of HG Food, LLC.  He also serves as a Director on the Board of BooKoo Beverages, Inc.  Prior to joining HG Food, LLC, Mr. Johnsen was a partner with Aspen Advisors, LP. From January 1999 to October 2006, Mr. Johnsen served as President, CEO and Chairman of the Board of Parago Inc., a marketing services transaction processor. Before joining Parago Inc. in 1999, he served as President, Chief Operating Officer and Board Member of Metamor Worldwide Inc., an $850 million public technology services company specializing in information technology consulting and implementation. Metamor was later acquired by PSINet for $1.7 billion. At Metamor, Mr. Johnsen grew the IT Solutions Group revenues from $20 million to over $300 million within two years. His experience also includes 22 years at IBM where he held general management positions, including Vice President of Business Services for IBM Global Services and General Manager of IBM China/Hong Kong Operations. He achieved record revenues, profit and customer satisfaction levels in both business units.

David S. Lundeen became a member of the Board of Directors in April 1998. From March 1999 through 2002, Mr. Lundeen was a partner with Watershed Capital, a private equity firm based in Mountain View, California. From June 1997 to February 1999, Mr. Lundeen was self-employed, managed his personal investments and acted as a consultant and advisor to various businesses. From June 1995 to June 1997, he served as the Chief Financial Officer and Chief Operating Officer of BSG Corporation. From January 1990 until June 1995, Mr. Lundeen served as President of Blockbuster Technology and as Vice President of Finance of Blockbuster Entertainment Corporation. Prior to that time, Mr. Lundeen was an investment banker with Drexel Burnham Lambert in New York City. Mr. Lundeen currently serves as a member of the board of directors of Parago, Inc., and as Chairman of the Board of Interstate Connections, Inc. Mr. Lundeen received a B.S. in Engineering from the University of Michigan in 1984 and an M.B.A. from the University of Chicago in 1988. The Board of Directors has determined that Mr. Lundeen is an audit committee financial expert, as such term is defined in the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”).

All directors hold office until the next annual meeting of the stockholders of the Company and until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal. There are no family relationships between any of the Company’s directors and executive officers.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of a plurality of the shares of Common Stock voted in person or by proxy at the Meeting is required for the election of each director. Accordingly, abstentions and “broker non-votes” will have no effect on the outcome of the election of directors assuming a quorum is present or represented by proxy at the Meeting. Unless otherwise directed, each proxy executed and returned by a stockholder will be voted for the election of each of the Nominee Directors.

The Board of Directors recommends a vote “FOR” the election of each of the Nominee Directors.

COMPOSITION AND MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors is currently comprised of five directors. The Board of Directors has affirmatively determined that a majority of the directors qualify as independent directors as defined by SEC regulations and Nasdaq Stock Market listing standards. The independent directors are Ralph C. Derrickson, Max D. Hopper, Kenneth R. Johnsen and David S. Lundeen.

During fiscal year 2007, the Board of Directors held eight meetings and acted by unanimous written consent two times. Each of the directors participated in approximately 80% of the aggregate of all meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors of which each respective director was a member during the time he was serving as such during the fiscal year ended December 31, 2007. All members of the Board of Directors are encouraged to attend the Meeting.

Committees of the Board of Directors

The Board of Directors has created a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. Each member of the committees is independent as defined by SEC regulations and Nasdaq Stock Market listing standards.

Compensation Committee

The Compensation Committee establishes salaries, incentives and other forms of compensation for Perficient's directors, executive officers and key employees, and administers its equity incentive plans and other incentive and benefit plans. This committee held three meetings and acted six times by unanimous written consent during fiscal year 2007. The members of the Compensation Committee are Max D. Hopper, Kenneth R. Johnsen, and David S. Lundeen. Mr. Lundeen serves as chairman of the Compensation Committee. A copy of the current Compensation Committee charter is available on the Company’s website, www.perficient.com.

Audit Committee

The Audit Committee has the sole authority to appoint, retain and terminate the Company's independent accountants and is directly responsible for the compensation, oversight and evaluation of the work of the independent accountants. The independent accountants report directly to the Audit Committee. The Audit Committee also has the sole authority to approve all audit engagement fees and terms and all non-audit engagements with the Company’s independent accountants and must pre-approve all auditing and permitted non-audit services to be performed for the Company by the independent accountants, subject to certain exceptions provided by the Securities Exchange Act of 1934, as amended (the “Exchange Act”). A copy of the current Audit Committee Charter is available on the Company’s website, www.perficient.com.

This committee held eight meetings during fiscal year 2007. The members of the Audit Committee are Max D. Hopper, David S. Lundeen and Ralph C. Derrickson. Mr. Lundeen serves as chairman of the Audit Committee. The Board of Directors has determined that Mr. Lundeen is qualified as the Audit Committee financial expert within the meaning of SEC regulations and that he has accounting and related financial management expertise within the meaning of the listing standards of the Nasdaq Stock Market. The Board of Directors has affirmatively determined that Messrs. Hopper, Lundeen and Derrickson qualified as independent directors as defined by the Nasdaq Stock Market listing standards and believes that each member has sufficient knowledge and experience in financial matters to perform his duties on the committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for establishing the criteria for selecting directors, recommending to the Board of Directors individuals for election or reelection, overseeing orientation and continuing education programs, advising the Board of Directors on corporate governance practices, recommending chairpersons of each of the Board of Director committees, and reporting annually on the performance of the Board of Directors. The Nominating and Corporate Governance Committee was created by resolution of the Board of Directors and did not have a formal charter during fiscal year 2007.  A charter was adopted during April 2008 and is available on the Company’s website, www.perficient.com.

This committee held no meetings and did not act by unanimous written consent during fiscal year 2007.  This committee met in 2008 to confirm the recommendation of the Directors nominated by the Board of Directors for reelection (the Board of Directors approved the nominations after consultation with members of the Nominating and Corporate Governance Committee but before the committee’s meeting) and review the composition of its committees.  The members of the Nominating and Corporate Governance Committee are David S. Lundeen and Max D. Hopper.  Mr. Hopper serves as chairman of the Nominating and Corporate Governance Committee.

Identification of Director Candidates

The Nominating and Corporate Governance Committee is responsible for evaluating potential or suggested director nominees and identifying individuals qualified to become members of the Board of Directors. This committee will also evaluate persons suggested by stockholders and conduct the appropriate inquiries into the backgrounds and qualifications of all possible nominees. The Nominating and Corporate Governance Committee will establish criteria for selecting new director nominees and will determine each proposed nominee’s qualifications for service on the Board of Directors. Each nominee should be a person of integrity and be committed to devoting the time and attention necessary to fulfill his or her duties to the Company.

Pursuant to the bylaws of Perficient, nominations of persons for election to the Board of Directors may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder entitled to vote in the election of Directors at the meeting who complies with the notice procedures set forth in this paragraph. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company. Such stockholder’s notice shall set forth:

(A) the name, age, business address and residence address of such person;

(B) the principal occupation or employment of such person;

(C) the class and number of shares of the Company which are beneficially owned by such person;

(D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and

(E) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required in each case pursuant to Regulation 14A of the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serve as a director if elected).

Any nominations received from stockholders must be in full compliance with applicable laws and with the bylaws of Perficient.

Communications with the Board

Communications by stockholders or by other parties may be sent to the Board of Directors by U.S. mail or overnight delivery and should be addressed to the Board of Directors c/o Secretary, Perficient, Inc., 1120 South Capital of Texas Highway, Building 3, Suite 220, Austin, Texas 78746. Communications directed to the Board of Directors, or one or more directors, will be forwarded directly to the designated director or directors and may be made anonymously.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion & Analysis

Overview

The Compensation Committee of the Board of Directors (“Compensation Committee”) is responsible for reviewing, evaluating and approving the agreements, plans, policies and programs of the Company to compensate its officers and directors. The Compensation Committee consists of Messrs. Hopper, Johnsen and Lundeen. Mr. Lundeen serves as chairman of the Compensation Committee. None of the committee members performed as an officer or employee of Perficient or any of its subsidiaries at any time during fiscal 2007 or at any other time. None of the executive officers of the Company served on the board of directors of any company of which one of the Company’s directors was an executive officer.

The Committee makes all compensation decisions for the Chief Executive Officer (“CEO”) and Chief Operating Officer (“COO”). The CEO annually reviews the performance of the named executive officers, other than himself, and presents individual compensation recommendations to the Compensation Committee. The Compensation Committee has the authority to exercise discretion in accepting, modifying, or disregarding compensation recommendations.

Executive Compensation Objectives and Elements of Compensation

During 2007, various types of compensation were provided to the named executive officers of the Company set forth in the “Summary Compensation Table” at page 13, who are:

•	John T. McDonald, CEO
•	Jeffrey S. Davis, COO
•	Paul E. Martin, Chief Financial Officer (“CFO”)
•	Richard T. Kalbfleish, Vice President of Finance and Administration (“VP – Finance & Administration”), and
•	Timothy J. Thompson, Vice President of Client Development (“VP – Client Development”).

The objectives of the compensation programs of the Company are:

•	To recruit and retain the top management available in the industry of the Company in order to aid and to support its rapid growth;

•	To allow employees to acquire a proprietary interest in the Company as an incentive to remain employed with the Company; and

•	To reward employees for service to the Company by delivering salaries that appropriately recognize job responsibilities and individual performance.

The Company’s compensation programs are designed to attract, retain, and reward executives who are responsible for achieving the business objectives necessary to assure both revenue and profit growth while providing clients of the Company with the highest quality solutions and services. A significant portion of compensation paid to executives is directly related to delivering revenue and profit growth and other factors that influence shareholder value, thereby aligning closely with our shareholders’ interest. This leads the Company to focus more on variable compensation than on base salary. The Company’s variable compensation programs for executives are structured to pay for high performance and are typically dependent on the Company’s financial results. It is the Company’s view that an incentive-based compensation philosophy keeps management motivated and retains top executives to ensure the Company’s long-term success. Each executive officer is rewarded with the following types of cash and non-cash compensation:

•	Base salary;

•	Performance based annual cash bonus award;

•	Long-term equity incentive compensation;

•	Company-sponsored employee benefits, such as life, health and disability insurance benefits, and a tax-qualified savings plan (401(k) plan);

•	Limited perquisites; and

•	Upon a termination for certain specified reasons or a change in control, severance and the potential acceleration of vesting of long-term equity awards.

There is no predetermined policy for allocating compensation between these elements, and each type of compensation is designed to achieve a specific purpose in line with management’s compensation program objectives. Salary is the only guaranteed portion of the compensation items listed, however, because bonus targets established by the Compensation Committee have been met, bonus has been paid to our key executive officers in each of the last five years (while employed by the Company). Equity based awards are determined based on a compensation benchmarking analysis performed by a third party, although additional awards may be approved by the Compensation Committee when an incentive or reward is determined by the Compensation Committee to be advisable.

Peer Group

The Compensation Committee utilized the analysis of Longnecker & Associates (“Longnecker”), an independent compensation consulting firm, to determine if the Company’s executive officer compensation, including base salary, is comparable to the Company’s peers and a market average. This market average was comprised of a combination of market compensation data from peer company proxy statements as well as published industry sources utilizing companies that operate in the computer programming services industry with average revenues of approximately $217 million and average market capitalization of $703 million (“external market”). The following companies were included in the peer group: Advent Software, Inc., Computer Programs & Systems, Inc., Computer Task Group, Inc., Diamond Management & Technology Consultants Inc., EPIQ Systems, Inc., iGATE Corporation, QuadraMed Corporation, Secure Computing Corporation, Synaptics, Incorporated, and Syntel, Inc. Published survey compensation data from the following sources was utilized: William Mercer, Watson Wyatt, World at Work, and the Economic Research Institute. The report prepared by Longnecker analyzes the compensation paid to 20 top executives of the Company.  Therefore, the comparisons of the compensation paid to the Company’s executive officers to the external market midpoint include those top 20 executives and not merely the Company’s named executive officers.  While the data and input provided by Longnecker is a factor in its analysis of various compensation elements, the Compensation Committee makes the final determination on all compensation decisions.  The Company’s operating performance was substantially above the peer group.

Base Salary

The named executive officers are offered a competitive salary in order to retain their services and to also reward their performance with the Company. For the CEO, COO and CFO, salary is predetermined as part of a written employment agreement that has been approved by the Compensation Committee. Several factors are considered by the Compensation Committee when determining and approving an employment agreement or arrangement for a named executive officer. These factors include the executive officer’s performance relevant to the Company’s goals and objectives, such as the Company’s financial performance and relative shareholder return. For newly hired executives, the individual’s relevant experience in the industry is considered.  The base salary of other executive officers of the Company is recommended by the CEO with final approval given by the Compensation Committee.

From January 1, 2007 to March 31, 2007, the CEO and COO both had a base salary of $250,000. Effective April 1, 2007, the Compensation Committee changed the structure of executive compensation for these two officers by eliminating certain perquisites and increasing base salary to $285,000, as discussed in further detail in the “Limited Perquisites” section.  For 2007, the Compensation Committee increased the base salary for the VP – Finance & Administration from $140,000 to $150,000 to bring his base salary closer to the external market midpoint.  The Compensation Committee determined that the base salaries of the other named executive officers were appropriate and did not make further adjustments.  See the “Summary Compensation Table” on page 13 for a detailed discussion of the executives’ base salaries for years 2006 and 2007.

The report provided by Longnecker showed that after the adjustments to the base salaries for 2007 were complete, the base salaries of the Company’s executives were at approximately 88% of the external market midpoint.  The Compensation Committee uses this report as verification that the base salaries are close to the market midpoint or slightly below, which allows for more emphasis on variable compensation and is in line with the Company’s compensation program objectives.  The Company’s operating performance was substantially above the peer group.

Performance Based Executive Bonus Plan

The named executive officers, excluding the VP-Client Development, for reasons discussed below, are awarded cash bonuses under the Executive Bonus Plan, which is tied to operating performance. The determination of bonus payments is based on various targets and factors. Annual incentive targets are an integral component of compensation that link and reinforce executive decision making and performance with the annual objectives of the Company. The Compensation Committee has the discretion to determine the appropriate performance criteria, which is objective and established in writing during the first quarter of each year. Typically, these targets include Non-Generally Accepted Accounting Principles Earnings Per Share (“Non-GAAP EPS”) targets and Generally Accepted Accounting Principles Earnings Per Share (“GAAP EPS”) targets that must be met each quarter and are discussed and agreed upon by the Compensation Committee and management during the Company’s annual planning process. Non-GAAP EPS is a performance measure defined as net income plus amortization of intangibles and stock compensation, including related tax effects, divided by shares used in computing diluted net income per share, which is not in compliance with Generally Accepted Accounting Principles (“GAAP”).

Management and the Compensation Committee believe in the importance of structuring a bonus arrangement that pays the Company’s stockholders first.  Therefore, no incentive bonuses are payable to the Company’s executives until the Company surpasses the Non-GAAP EPS and GAAP EPS targets established by the Compensation Committee.

The bonus payments under the 2007 Executive Bonus Plan were contingent upon realization of fully diluted Non-GAAP EPS and GAAP EPS of at least $0.75 and $0.54, respectively, for the year. These targets were reassessed by the Compensation Committee after all significant acquisitions during the year and were increased as appropriate to reflect the impact of the transaction.  A detailed description of the 2007 Executive Bonus Plan can be found following the “2007 Grants of Plan-Based Awards” table on page 16.  In addition to amounts payable under the Company’s Executive Bonus Plan, the Compensation Committee may also award discretionary bonuses. The form and structure of all bonuses paid to the Company’s named executive officers must be approved by the Compensation Committee. Bonus payments are offered to reward management for implementing and monitoring the objectives of the Company in line with the Company’s financial goals.

As discussed above, the Compensation Committee utilized a report provided by Longnecker to determine if the Company’s executive officer compensation, including the above-mentioned bonus payments, was comparable to its peers and a market average for 2007 (see discussion under “Peer Group” for a definition of these terms). The effectiveness of the Company’s annual incentive program was assessed on the basis of total cash actually received by executives, which includes base salary and annual incentive bonus payments with respect to 2007. The report showed that the Company’s executives receive total cash that is approximately 97% of the external market midpoint.  The Company’s operating performance was substantially above the peer group.

In March 2008, the Compensation Committee established the annual incentive targets for the named executive officers, excluding the VP-Client Development as discussed below, as part of the 2008 Executive Bonus Plan. The table below lists the 2008 target bonus awards as a percent of base salary for the named executive officers:

	Target Bonus Percentage	Maximum Bonus Percentage
CEO	200%	300%
COO	200%	300%
CFO	60%	90%
VP-Finance & Administration	30%	45%

The named executive officers above are eligible to receive their target bonus if the following Non-GAAP and GAAP EPS targets are met or exceeded for 2008: $0.83 Non-GAAP EPS and $0.55 GAAP EPS.  Included in these goals are first quarter goals of $0.17 Non-GAAP EPS and $0.10 GAAP EPS.  The performance targets increase substantially in the second through fourth quarters.  The named executive officers may receive up to the maximum bonus percentage to the extent the Non-GAAP and GAAP EPS targets are exceeded up to 1.5 times the targets. The Compensation Committee has full discretion to reduce bonus amounts, even if the targets are met or exceeded. In order to meet these targets, the Company’s Non-GAAP and GAAP EPS must meet the predetermined targets after considering the estimated bonus payout. No bonus amounts are paid if the targets are not met.

The 2008 Executive Bonus Plan also incorporates a “stair-step” feature.  In prior years, the bonus pool established with respect to the named executive officers and other non-executive management employees was funded with each dollar of earnings in excess of the pre-established EPS targets.  Pursuant to the Company’s 2008 incentive bonus arrangements, however, a portion of the bonus pool is funded upon the achievement of Non-GAAP EPS in excess of $0.83 (and earnings in excess of the portion of the bonus pool funded are retained by the Company), another portion of the bonus pool is funded upon the achievement of Non-GAAP EPS in excess of $0.86 (and earnings in excess of the portion of the bonus pool funded are retained by the Company), and the bonus pool will not be fully funded until the achievement of Non-GAAP EPS in excess of $0.90.  The Compensation Committee implemented this feature based on the recommendation of management to ensure that the Company’s executives and management employees would share in benefits of increased earnings on Common Stock with the Company’s stockholders.  Management and the Compensation Committee believe the addition of the “stair-step” feature to the 2008 Executive Bonus Plan furthers the Company’s policy of paying stockholders before executives are rewarded for Company performance.

Business Development Executive Commission Plan

The Company’s VP-Client Development is not eligible for the Executive Bonus Plan; however, he participates in the Business Development Executive Commission Plan (the “Commission Plan”). This plan is applicable for all business development executives and provides a percentage commission on certain revenue targets. Each business development executive is assigned a services revenue quota and a software margin quota that is based primarily on prior year results, Company growth objectives, and projected sales opportunities. Business development executives must attain a minimum of 60% of their established quota to be eligible for commissions. Services commissions range from 2% to 6% of project revenue and software commissions range from 10% to 15% of margin.

In 2008, participants in the Commission Plan may elect to receive a portion of any earned commission in the form of a restricted stock award granted pursuant to the Perficient, Inc. 1999 Stock Option/Stock Issuance Plan.  If such an election is made, the employee will receive a 20% premium on their “purchase” of the restricted stock award.  The VP – Client Development did not elect to receive any portion of earned commission in restricted stock during 2008.

Long-Term Equity Incentive Compensation

Share-based compensation such as stock options and restricted stock awards are granted to executive officers on a discretionary basis by the Compensation Committee. The Company does not have any program, plan or practice to grant stock options or restricted stock awards to executives in coordination with the release of material non-public information. Typically, grants of share-based awards to executive officers include grants to other employees as well, unless the award is issued as part of a new employment arrangement with the Company. It is the Company’s current practice to grant awards of restricted stock instead of stock options. See detail of these awards at the “2007 Grants of Plan-Based Awards” table on page 16. The Company believes that by offering this type of incentive compensation, they have rewarded the highest quality management and will retain that management in the future. Share-based payments allow the executive officers to obtain a proprietary interest in the Company and therefore participate in the profit and success of the Company in meeting its objectives and goals.

These types of awards usually have a vesting period of five to seven years, giving the executive officers an inducement to remain with the Company. There are no performance conditions associated with the share-based awards granted by the Company. Award amounts and the timing of grants are determined by the Compensation Committee’s review of the third party analysis discussed below.  In 2007, all of the long-term equity incentive awards granted by the Company were in the form of restricted stock.  Awards to the named executive officers vest twenty percent on each anniversary of the date of grant through 2012.  Any potential acceleration of the vesting schedules pursuant to a change in control or a termination is included in the narrative to the “Potential Payments Upon Termination and/or a Change in Control.”

The Compensation Committee utilized a report prepared by Longnecker to determine how the Company’s executive officer compensation, including long-term incentives like share-based payments, compared to its peers and a market average (see discussion under “Peer Group” for a definition of these terms). The analysis showed that the value of the equity awards received by the Company’s executive officers is somewhat larger than the value of long-term incentives, such as equity-based awards, received by executive officers of its peers and the market midpoint. Specifically, the overall long-term incentive value provided to Company executives was approximately 150% of the external market midpoint.  This is to be expected given that the Company’s operating performance was substantially above the peer group.  In other words, the value of the Company’s equity awards exceeded that of its peers in large part because the Company’s stock outperformed that of its peers.  In addition, the report indicated that, although the value of equity-based awards exceeds the external market midpoint, the standard vesting schedule of five years generally utilized in the restricted stock awards granted to employees is longer than the vesting schedule utilized by the Company’s peers.

Total Direct Compensation Analysis

Due to the Company’s superior performance in comparison with its peers in 2007 (specifically due to the relative performance of the Company’s stock), the aggregate value of base salary, incentive and discretionary bonuses, and long-term equity incentives paid to the Company’s executives was 120% of the external market midpoint.  The Compensation Committee believes this result reflects its concern for the Company’s stockholders and its desire to pay compensation comparable to the Company’s peers while still providing executives of the Company with the opportunity to increase the value of their compensation package through extraordinary performance.

Company Sponsored Benefit Plans

The named executive officers are provided with primarily the same company sponsored health, welfare, and retirement benefits as all other employees, including life, health and disability insurance benefits, and a tax-qualified retirement savings plan. The Company provides all employees with basic life insurance in the amount of two times their annual salary with a $100,000 minimum benefit and a $400,000 maximum benefit. In addition to the standard life insurance, the Company retains a $1.5 million life insurance policy for the CEO and another $1.5 million policy for the COO. The benefit on these policies is payable to the CEO’s or COO’s beneficiary, as applicable, upon death. The Company also provides a short-term and a long-term disability benefit to all employees, including the named executive officers, at no cost for 60% of base salary for up to 90 days.  In addition to the standard short-term and long-term disability benefits, the Company provides compensation to the CEO and COO to pay for additional disability coverage.  This additional coverage includes a short-term monthly income benefit of $15,000 for five years for both the CEO and COO, and a long-term monthly income benefit of $7,500 until the age of 65 for the CEO.

The Perficient 401(k) Employee Savings Plan is a tax-qualified retirement savings plan to which all employees, including the named officers, are able to contribute from 1% to 25% of their annual salary on a before-tax basis, up to the limits established by the Internal Revenue Code (the “Code”). During the 2007 year, the Company matched 25% of contributions, up to 6% of salary, in cash. Effective January 1, 2008, the Company will match 50% of contributions, up to 6% of salary, comprised of 25% in cash and 25% in Company stock. This change was approved by the Compensation Committee. Employee contributions to the 401(k) Employee Savings Plan are vested immediately upon contribution and Company matching funds are fully vested after 3 years of service.

Attributed costs of the benefits described above for the named executive officers for the year ended December 31, 2007 are included in the “All Other Compensation” column of the “Summary Compensation Table” on page 13.

Limited Perquisites

During a portion of 2007, certain perquisites were provided to the CEO, COO, CFO, and VP-Client Development including an allowance to pay for an automobile used for personal benefit and reimbursement of organization and club dues. The CEO also receives the use of administrative assistant services for certain civic, non-profit and personal matters. Effective April 1, 2007, the Compensation Committee changed the structure of executive compensation for the CEO and COO by eliminating certain perquisites and increasing base salary $35,000 per year.

Attributed costs of the benefits described above for the named executive officers for the year ended December 31, 2007 are included in the “All Other Compensation” column of the “Summary Compensation Table” on page 13.

Severance Benefits

The Company has entered into employment agreements with the CEO, COO and CFO, which contain severance and change of control provisions. Except for the CEO, benefits under the agreements are payable upon a “double-trigger.”  In other words, although the employment agreements provide for accelerated vesting of equity upon a change in control, additional payments under the agreements are only triggered upon termination of employment.  The CEO’s agreement does provide for accelerated vesting and change in control benefits upon a “single-trigger” in the event of a change in control.  This “single-trigger” was implemented due to certain income tax legislation that would have altered the payment timing of the CEO’s benefits contrary to the agreement originally negotiated between the CEO and the Company.  Due to the likelihood of a change in senior management upon a change in control the Compensation Committee does not believe a “single-trigger” provides unreasonable benefits to the CEO over a “double-trigger.”  The Compensation Committee believes that termination and change in control protection allows management to focus their attention and energy on the Company’s business without any distractions regarding the effects of a change in control. Further, such protections maximize stockholder value by encouraging management to objectively review any proposed transaction to determine whether such proposal is in the best interest of the stockholders. See further information regarding severance and other change in control benefits under the “Potential Payments upon Termination and/or Change in Control” section on page 24.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code (“IRS Section 162(m)”), which limits the deductibility of certain executive officer compensation. Generally, the Company’s policy is to structure compensation so that executive compensation is tax deductible. However, in certain cases, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers while creating and improving stockholder value.

The Company’s stockholders approved the Perficient, Inc. Omnibus Incentive Plan (the “Incentive Plan”) on June 26, 2007.  The Incentive Plan formalizes the Company’s practices for awarding bonuses under the Executive Bonus Plan, and the Executive Bonus Plan is administered pursuant to the Incentive Plan.  The Incentive Plan is appropriately structured to avoid the limitations on deductibility imposed by IRS Section 162(m) in order to allow the Company to deduct the bonus amounts paid under the Executive Bonus Plan, beginning with the 2007 Executive Bonus Plan.  Taxable income associated with restricted stock awards, however, is subject to the limitations of IRS Section 162(m). For the fiscal year ended December 31, 2007, the total compensation of the CEO and COO including base salary, cash incentive bonus, and vesting of restricted stock awards was in excess of $1,000,000. Due primarily to the vesting of restricted stock awards, a portion of the amount of compensation in excess of $1,000,000 was not deductible for income tax purposes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this Proxy Statement.

The Compensation Committee

David S. Lundeen, Chairman

Max D. Hopper

Kenneth R. Johnsen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of David S. Lundeen, Max D. Hopper and Kenneth R. Johnsen.  None of the Compensation Committee members has or had a relationship with the Company that is or was required to be disclosed under the rules of the SEC.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2006 and 2007, including the Principal Executive Officer (“CEO”), the Principal Financial Officer (“CFO”) and the three other most highly compensated executive officers based on total compensation:

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Stock Options ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

John T. McDonald	2007	$276,250	$-	$709,336	$499,077	$532,408	$28,844	$2,045,915
Chairman of the Board	2006	$250,000	$-	$337,403	$477,287	$750,000	$44,502	$1,859,192
and Chief Executive Officer

Paul E. Martin (5)	2007	$215,000	$-	$209,646	$-	$137,361	$3,597	$565,604
Chief Financial Officer	2006	$71,667	$48,375	$47,800	$-	$48,375	$-	$216,217

Jeffrey S. Davis	2007	$276,250	$-	$665,295	$209,902	$532,408	$18,072	$1,701,927
President and Chief Operating Officer	2006	$250,000	$-	$176,258	$214,429	$750,000	$29,035	$1,419,722

Timothy J. Thompson	2007	$160,000	$-	$24,762	$24,677	$388,219	$6,887	$604,545
Vice President - Client Development	2006	$160,000	$-	$12,975	$26,485	$330,488	$12,052	$542,000

Richard T. Kalbfleish	2007	$150,000		$38,741	$28,019	$45,681	$1,557	$263,998
Vice President - Finance	2006	$140,000	$15,650	$17,460	$27,942	$64,350	$1,543	$266,945
& Administration

(1)	Amounts listed represent discretionary bonuses awarded after fiscal year end to reward certain executives for favorable Company performance.

(2)
Amounts listed represent the amount of expense recognized for financial reporting purposes with respect to restricted stock and stock option awards in accordance with Statement of Financial Accounting Standards No. 123R (As Amended), Share Based Payment (“SFAS 123R”) and includes amounts from awards granted prior to the applicable year for which the expense is disclosed. Following SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of the 2007 amounts were disclosed in Note 7 to the Company’s consolidated financial statements for 2007, included in the Company’s annual report on Form 10-K filed with the SEC on March 4, 2008.

(3)
Amounts are earned and accrued during the fiscal year indicated and paid subsequent to the end of the fiscal year pursuant to the Company’s performance based Executive Bonus Plan, except for Mr. Thompson, who earned and was paid amounts under the Business Development Executive Commission Plan throughout 2007.

(4)
Pursuant to Item 402(c)(2)(ix) of Regulation S-K, the “All Other Compensation” table on page 14 identifies the components of this column for Messrs. McDonald and Davis. Only Messrs. McDonald and Davis received perquisites, personal benefits, or other compensation items that in the aggregate were greater than $10,000.

(5)	Mr. Martin became the Chief Financial Officer of the Company on August 21, 2006.

ALL OTHER COMPENSATION
Name	Year	401(k) Retirement Savings Plan ($)	Car Allowance ($)	Club Dues ($)	Life & Disability Insurance Premiums ($)	Total ($)

John T. McDonald	2007	$3,375	$6,420	$11,213	$7,836	$28,844

Jeffrey S. Davis	2007	$3,375	$5,394	$2,598	$6,705	$18,072

For the year ended December 31, 2007, base salary accounted for approximately 15-40% of total compensation and incentive compensation accounted for approximately 60-85% of total compensation for the CEO, CFO, and COO. For the VP-Client Development and VP-Finance & Administration, base salary accounted for approximately 25-60% of total compensation, while incentive compensation accounted for approximately 40-75% of total compensation. All other compensation comprised an additional 1% of total compensation for all of the Company’s named executive officers.  As noted above, perquisites, personal benefits, and other compensation for the CFO, VP-Client Development, and VP-Finance & Administration were not greater than $10,000 in the aggregate for the year ended December 31, 2007.  For the CEO and the COO these items are described in the “All Other Compensation” table above.

Employment Agreements

Mr. McDonald

The Company entered into an employment agreement effective January 1, 2006, as amended on April 20, 2007, with Mr. McDonald that will expire on December 31, 2008. Mr. McDonald’s employment agreement, as amended, provides for the following compensation:

•	an annual salary of $250,000 that may be increased from time to time (currently Mr. McDonald receives an annual salary of $285,000);

•
an annual performance bonus of up to 200% of Mr. McDonald's annual salary in the event the Company achieves certain performance targets approved by the Board of Directors (“Mr. McDonald’s Target Bonus”), which may be increased up to 300% of Mr. McDonald’s annual salary pursuant to the 2008 Executive Bonus Plan;

•
entitlement to participate in such insurance, disability, health, and medical benefits and retirement plans or programs as are from time to time generally made available to executive employees of the Company, pursuant to the policies of the Company and subject to the conditions and terms applicable to such benefits, plans, or programs; and

•	death, disability, severance, and change in control benefits described below in the section titled “Potential Payments upon Termination or Change in Control.”

 Mr. McDonald has agreed to refrain from competing with the Company for a period of five years following the termination of his employment. Mr. McDonald’s compensation is subject to review and adjustment on an annual basis in accordance with the Company’s compensation policies as in effect from time to time.

Mr. Davis

The Company entered into an employment agreement effective July 1, 2006 with Mr. Davis that will expire on June 30, 2009. Mr. Davis’s employment agreement provides for the following compensation:

•	an annual salary of $250,000 that may be increased from time to time (currently Mr. Davis receives an annual salary of $285,000);

•
an annual performance bonus of up to 200% of Mr. Davis’s annual salary in the event the Company achieves certain performance targets (“Mr. Davis’s Target Bonus”), which may be increased up to 300% of Mr. Davis’s annual salary pursuant to the 2008 Executive Bonus Plan;

•
entitlement to participate in such insurance, disability, health, and medical benefits and retirement plans or programs as are from time to time generally made available to executive employees of the Company, pursuant to the policies of the Company and subject to the conditions and terms applicable to such benefits, plans, or programs; and

•	death, disability, severance, and change in control benefits described below in the section titled “Potential Payments upon Termination or Change in Control.”

Mr. Davis has agreed to refrain from competing with the Company for a period of five years following the termination of his employment. Mr. Davis’s compensation is subject to review and adjustment on an annual basis in accordance with the Company’s compensation policies as in effect from time to time.

Mr. Martin

The Company entered into an agreement evidenced by an offer letter with Mr. Martin effective July 20, 2006, which was further amended on September 1, 2006. The offer letter, as amended, provides for the following compensation:

•	an annual salary of $215,000;

•
an aannual performance bonus of up to 60% of Mr. Martin’s base salary in the event the Company achieves certain performance targets, which may be increased up to 90% of Mr. Martin’s base salary pursuant to the 2008 Executive Bonus Plan; and

•	severance and change in control benefits described below in the section titled “Potential Payments upon Termination or Change in Control.”

Mr. Martin’s compensation is subject to review and adjustment on an annual basis in accordance with the Company’s compensation policies as in effect from time to time.

GRANTS OF PLAN-BASED AWARDS

The following table reflects awards granted to the named executive officers during 2007 under the Company’s equity and non-equity incentive plans:

2007 GRANTS OF PLAN-BASED AWARDS
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)	Stock(#)(3)	Awards ($)(4)

John T. McDonald	12/4/2007	-	-		-	150,000	2,355,000
	N/A	$-	$570,000		$855,000	-	$-
Paul E. Martin	12/4/2007	-	-		-	47,500	745,750
	N/A	-	129,000		193,500	-	-
Jeffrey S. Davis	12/4/2007	-	-		-	150,000	2,355,000
	N/A	-	570,000		855,000	-	-
Timothy J. Thompson	12/4/2007	-	-		-	5,000	78,500
	N/A	-	330,500	(2)	-	-	-
Richard T. Kalbfleish	12/4/2007	-	-		-	6,000	94,200
	N/A	-	45,000		67,500	-	-

(1)
Reflects the target and maximum bonus award amounts that could potentially be earned by each named executive officer (other than Mr. Thompson) under the Executive Bonus Plan based on 2007 performance, as described in the “Annual Incentive Cash Bonus Compensation” section following this table. Actual amounts paid out with respect to these bonuses have been reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” on page 13.

(2)
Reflects a representative amount potentially payable as a single estimated payout (based upon Mr. Thompson’s sales in 2006) that could potentially be earned by Mr. Thompson under the Business Development Executive Commission Plan based on 2007 performance, as described in the “Annual Incentive Cash Bonus Compensation” section following this table.  The actual amounts paid out with respect to this commission plan have been reported in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” on page 13.

(3)
Reflects the Compensation Committee’s grant of restricted shares to the named executive officers on December 4, 2007 in the respective amounts listed in the table.  The terms of these restricted share awards are described below in the section entitled “Restricted Share Award Terms” following this table.

(4)
Represents the grant date fair value of the restricted shares granted on December 4, 2007 for purposes of SFAS 123R. The grant date fair value is based on the per share closing price of the Common Stock on December 4, 2007 (the date of grant) which was $15.70.

Annual Incentive Cash Bonus Compensation

The bonuses that are available to the named executive officers (other than Mr. Thompson) as an annual incentive bonus under the Executive Bonus Plan are based upon pre-set percentages of salary, and are earned by reaching certain target performance levels.

In January 2007, the Compensation Committee established the targets for the named executive officers (other than Mr. Thompson) under the Executive Bonus Plan for 2007.  The table below lists the potential bonus awards as a percent of base salary for the named executive officers as reflected in the “2007 Grants of Plan-Based Awards” table:

	Target Bonus Percentage	Maximum Bonus Percentage
CEO	200%	300%
COO	200%	300%
CFO	60%	90%
VP-Finance & Administration	30%	45%

The named executive officers above are eligible to receive a bonus (which may be less than the target bonus) if the following Non-GAAP and GAAP EPS targets are met for 2007: $0.75 total Non-GAAP EPS and $0.54 total GAAP EPS.  The executives share in every dollar of earnings above the targets established pursuant to the 2008 Executive Bonus Plan up to the maximum bonus percentage of each.  Such executives may receive up to the maximum bonus percentage to the extent the Non-GAAP and GAAP EPS targets are exceeded up to 1.5 times the targets.  The Compensation Committee has the discretion to decrease bonus amounts, even if the targets are met or exceeded. In order to meet these targets, the Company’s Non-GAAP and GAAP EPS must meet the predetermined targets after considering the estimated bonus payout. No bonus amounts are paid if the targets are not met.

Additional information regarding these bonus awards can be found above in the Compensation Discussion & Analysis under the section entitled “Performance Based Executive Bonus Plan.”

The bonus amounts available to Mr. Thompson as an annual incentive bonus under the Business Development Executive Commission Plan are based upon pre-set percentage commissions on certain revenue targets.  A description of the applicable performance criteria and other material terms of this arrangement can be found above in the Compensation Discussion & Analysis under the section entitled “Business Development Executive Commission Plan.”

Restricted Share Award Terms

The restricted shares awarded on December 4, 2007 were granted under the Perficient, Inc. 1999 Stock Option/Stock Issuance Plan.  Under the terms of the restricted share award agreements, 20% of the shares subject to an award will vest on each yearly anniversary of December 4, 2007 with the final tranche vesting on December 4, 2012, provided the recipient continues employment with the Company through the applicable vesting dates.

In the event of a recipient’s termination of employment with the Company for any reason (including death or disability) prior to full vesting of the restricted shares, restricted shares that have not vested as of the date of termination will be null and void and will be forfeited to the Company, unless the terms of the recipient’s employment agreement provide otherwise.  The employment agreements for the named executive officers provide for accelerated vesting of equity awards such as the restricted share awards in the case of certain involuntary terminations or upon the occurrence of a change in control.  These acceleration provisions are described below in the section of this proxy entitled “Potential Payments upon Termination and/or Change in Control.”

Dividends are payable on the restricted shares at the same rate and at the same time that dividends are paid to stockholders generally; however, the Company has not historically and does not intend to pay dividends.

Accelerated Vesting of Equity Awards

As described in greater detail in the notes following the “2007 Outstanding Equity Awards at Fiscal Year End” table below, effective January 15, 2007, the Compensation Committee approved the accelerated vesting of certain equity awards previously granted to the named executive officers and other officers of the Company.  The equity awards with respect to which such accelerated vesting was approved were designed to vest late in the term of the awards unless certain pre-established performance vesting criteria were attained.  Upon attainment of the performance criteria, an additional portion of each award would immediately vest and the remaining unvested portion of each award would convert to pro rata “straight-line” vesting over the remaining vesting period.  The Compensation Committee determined that the pre-established performance goals were attained and, consequently, the vesting schedules of these awards were adjusted.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table presents (1) the number of unexercised options held by each named executive officer as of December 31, 2007, and (2) the number and market value of unvested restricted share awards held by each named executive officer as of December 31, 2007:

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
	Stock Options				Stock Awards
	Number of Securities Underlying Unexercised Options (#)(1)		Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested (#)	Vested ($)(8)

John T. McDonald	50,000	-	$14.688	1/16/2010	100,000 (3)	$1,574,000
	218,820	-	3.750	3/28/2011	140,000 (5)	2,203,600
	167,566	-	2.280	12/11/2013	150,000 (6)	2,361,000
	171,429	228,571(2)	6.310	12/15/2014	-	-

Paul E. Martin	-	-	-	-	47,500 (7)	747,650
	-	-	-	-	15,990 (5)	251,683
	-	-	-	-	47,500 (6)	747,650

Jeffrey S. Davis	40,713	114,287 (2)	6.310	12/15/2014	50,000 (3)	787,000
	-	-	-	-	140,000 (5)	2,203,600
	-	-	-	-	150,000 (6)	2,361,000

Timothy J. Thompson	110,810	-	1.350	10/12/2011	5,618 (4)	88,427
	12,501	-	1.150	6/25/2012	2,800 (5)	44,072
	15,167	-	0.500	2/13/2013	5,000 (6)	78,700
	50,000	-	2.280	12/11/2013	-	-

Richard T. Kalbfleish	15,000	5,000	6.240	12/14/2014	7,491 (4)	117,908
	-	-	-	-	5,226 (5)	82,257
	-	-	-	-	6,000 (6)	94,440

(1)
The outstanding option awards reported in this table generally vest over a five year period in 20% increments on each yearly anniversary of the date of grant of the option, except that the 20,000 options awarded to Mr. Kalbfleish on December 14, 2004 vest over a four year period with 6.25% of the option vesting on each quarterly anniversary of the date of grant. Options generally expire ten years from the date of grant (the “expiration date”).  If the recipient’s employment terminates (a) due to death or “permanent disability” (as defined in the applicable award agreement), then the option will remain exercisable for twelve months following the termination date, (b) as a result of the recipient’s “misconduct” (as defined in the applicable award agreement), then the option will terminate immediately and cease to be outstanding, and (c) for any other reason, then the option will remain exercisable for three months following the termination date, provided that no option will be exercisable after its original expiration date.  The effect of a “corporate transaction” (as defined in the applicable award agreement) on the vesting and exercisability of option awards is described below in the “Potential Payments upon Termination and/or Change in Control” section of this proxy.

(2)
In January 2007, the Compensation Committee approved the accelerated vesting of these option awards, which were granted on December 15, 2004, as follows: (a) two-sevenths of the total option shares, to the extent unvested, vested as of January 15, 2007, and (b) the remaining option shares subject to each option vest in 20% increments on each yearly anniversary of December 15, beginning on December 15, 2007.

(3)
Represents awards of 175,000 and 87,500 restricted shares made to Messrs. McDonald and Davis, respectively, on December 15, 2004, with seven year vesting schedules.  In January 2007, the Compensation Committee approved the accelerated vesting of these restricted shares as follows: (a) two-sevenths of the total restricted shares, to the extent unvested, vested as of January 15, 2007, and (b) the remaining restricted shares subject to each award vest in 20% increments on each yearly anniversary of December 15, beginning on December 15, 2007.

(4)
Represents awards of 8,427 and 11,236 restricted shares made to Messrs. Thompson and Kalbfleish, respectively, on December 28, 2005, with six year vesting.  In January 2007, the Compensation Committee approved the accelerated vesting of these restricted shares as follows: (a) one-sixth of the total restricted shares, to the extent unvested, vested as of January 15, 2007, and (b) the remaining restricted shares subject to each award vest in 20% increments on each yearly anniversary of December 15, beginning on December 15, 2007.

(5)
Represents awards of restricted shares made to the named executive officers on December 21, 2006.  Twenty-percent of the restricted shares subject to each award vested on December 21, 2007.  The remaining 80% of each award will vest in four equal installments on each following yearly anniversary of December 21.

(6)
Represents awards of restricted shares made to the named executive officers on December 4, 2007.  The vesting dates for these awards are described above in the narrative entitled “Restricted Share Award Terms.”

(7)
Represents an award of 50,000 restricted shares made to Mr. Martin in connection with his appointment as Chief Financial Officer of the Company on August 21, 2006.  Five percent of this award vested on August 21, 2007.  The remaining restricted shares will vest in accordance with the following schedule: (a) 10% of the restricted shares will vest on August 21, 2008, (b) 25% of the restricted shares will vest on August 21, 2009, (c) 25% of the restricted shares will vest on August 21, 2010, and (d) the final 35% of the restricted shares will vest on August 21, 2011.

(8)	Based on the per share closing market price of $15.74 of the Common Stock on December 31, 2007.

OPTION EXERCISES AND STOCK VESTED

The following table presents stock options exercised by and stock awards vested on behalf of the named executive officers during 2007:

2007 OPTION EXERCISES AND STOCK VESTED
	Stock Options		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

John T. McDonald	268,649 (3)	$5,759,473	83,750 (4)	$1,459,125

Paul E. Martin	-	-	6,497 (5)	122,225

Jeffrey S. Davis	113,708 (6)	1,674,665	59,375 (7)	1,022,688

Timothy J. Thompson	1,500 (8)	34,935	2,245 (9)	37,248

Richard T. Kalbfleish	-	-	3,366 (10)	55,906

(1)
Calculated as the aggregate market value on the exercise date of the shares of the Common Stock received upon exercise of options, less the aggregate exercise price of options (calculated before payment of any applicable withholding or other income taxes).

(2)
Calculated as the aggregate market value on the date of vesting of the shares with respect to which restrictions lapsed during 2007 (calculated before payment of any applicable withholding or other income taxes).

(3)	Mr. McDonald exercised a total of 268,649 stock options during 2007, with exercise prices ranging from $1.15 – 3.75 and at stock prices ranging from $17.33 – 24.61.

(4)
Mr. McDonald was granted (a) 175,000 restricted shares on December 15, 2004, a portion of which vested on January 16, 2007, and December 15, 2007, when the market price of the Company’s stock was $19.70 and $16.20, respectively; and (b) 175,000 restricted shares on December 21, 2006, a portion of which vested on December 21, 2007, when the market price of the Company’s stock was $16.75.

(5)
Mr. Martin was granted (a) 50,000 restricted shares on August 29, 2004, a portion of which vested on August 16, 2007, when the market price of the Company’s stock was $22.11; and (b) 19,987 restricted shares on December 21, 2006, a portion of which vested on December 21, 2007, when the market price of the Company’s stock was $16.75.

(6)	Mr. Davis exercised a total of 113,708 stock options during 2007, with exercise prices ranging from $2.28 – 6.31 and at stock prices ranging from $15.24 – 23.45.

(7)
Mr. Davis was granted (a) 87,500 restricted shares on December 15, 2004, a portion of which vested on January 16, 2007, and December 15, 2007, when the market price of the Company’s stock was $19.70 and $16.20, respectively; and (b) 175,000 restricted shares on December 21, 2006, a portion of which vested on December 21, 2007, when the market price of the Company’s stock was $16.75.

(8)	Mr. Thompson exercised 1,500 stock options on September 17, 2007, with an exercise price of $0.50 and stock price of $23.79.

(9)
Mr. Thompson was granted (a) 8,427 restricted shares on December 28, 2005, a portion of which vested on January 16, 2007, and December 15, 2007, when the market price of the Company’s stock was $19.70 and $16.20, respectively; and (b) 3,500 restricted shares on December 21, 2006, a portion of which vested on December 21, 2007, when the market price of the Company’s stock was $16.75.

(10)
Mr. Kalbfleish was granted (a) 11,236 restricted shares on December 28, 2005, a portion of which vested on January 16, 2007, and December 15, 2007, when the market price of the Company’s stock was $19.70 and $16.20, respectively; and (b) 6,532 restricted shares on December 21, 2006, a portion of which vested on December 21, 2007, when the market price of the Company’s stock was $16.75.

PENSION BENEFITS

The Company does not sponsor or maintain any plans that provide for specified retirement payments or benefits, such as tax-qualified defined benefit plans or supplemental executive retirement plans, for the named executive officers.

NON-QUALIFIED DEFERRED COMPENSATION

On July 1, 2007, the Company adopted the Perficient, Inc. Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) in which the Company’s named executive officers are eligible to participate.  The following table summarizes information regarding the Company’s named executive officers’ participation in the Company’s Deferred Compensation Plan.

2007 NON-QUALIFIED DEFERRED COMPENSATION
Name	Executive Contributions ($)(1)	Company Contributions ($)	Aggregate Earnings ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance ($)

John T. McDonald	$-	$-	$-	$-	$-

Paul E. Martin	4,479	-	(48)	-	4,431

Jeffrey S. Davis	-	-	-	-	-

Timothy J. Thompson	46,804	-	(455)	-	46,349

Richard T. Kalbfleish	-	-	-	-	-

(1)	All amounts reported as contributions in this column have been reported in the Salary and Bonus columns of the “Summary Compensation Table” on page 13.

(2)
The amounts in this column represent aggregate earnings that accrued during 2007 on amounts of salary and/or bonus deferred at the election of the named executive officer pursuant to the Deferred Compensation Plan.  These earnings have not been reported as compensation to the named executive officers in the “Summary Compensation Table” on page 13.

The Deferred Compensation Plan allows each participant to contribute up to 80 percent of base salary and commission and 100 percent of annual incentive bonus payments.  Contributions may be made to either the retirement account or the in-service account of the participant; however, no contributions may be made to a participant’s in-service account during a deferral period when amounts are scheduled to be distributed from that account.  Also, if the committee determines that a participant has incurred a financial hardship, it may terminate the participant’s deferrals.

In addition, the Company may, in its discretion, provide a matching contribution of 25 percent of the participant’s contribution to the Deferred Compensation Plan up to the first 6 percent of a participant’s compensation; however, any matching contribution will be reduced by the amount of matching contributions actually made on the participant’s behalf under the Company’s 401(k) plan.  Matching contributions made to the Deferred Compensation Plan vest according to the same schedule provided in the 401(k) plan with respect to matching contributions (i.e., one-third on each of the first, second and third anniversaries of the participant’s date of hire).  The Company may also make discretionary contributions on behalf of participants in the Deferred Compensation Plan, which will be in the amounts and will vest in accordance with the schedule determined by the Company.  The Company made no matching contributions in 2007.

The Deferred Compensation Plan permits each participant to make investment allocation choices for both the participant’s contributions and any Company matching or discretionary contributions made on the participant’s behalf among the investment choices designated by the Company.  The investment funds available under the Deferred Compensation Plan are set forth in the table below.  Participants are permitted to change their investment elections on a daily basis.

A participant will receive a distribution of amounts deferred in a particular year upon the earlier to occur of (1) the time specified in the participant’s deferral commitment election with respect to the participant’s in-service account, (2) his termination of employment, or (3) his death or disability.  In addition, a participant may receive a distribution if the committee determines that the participant has experienced a financial hardship, to the extent reasonably necessary to satisfy the participant’s needs. Upon a participant’s termination of employment, the participant’s benefits under the Deferred Compensation Plan shall be paid to him as soon as administratively practicable following the date of the participant’s termination of employment, unless the participant constitutes a “specified employee” (within the meaning of section 409A of the Code), in which case the initial payment will be made no earlier than the first day of the seventh month following the participant’s termination.  A participant’s vested benefits may, at the option of the participant, be distributed in one cash lump sum payment, or in up to a maximum of 15 annual installments (or a maximum of fine annual installments with respect to the participant’s in-service account).  Certain small account balances (a retirement account balance of less than $50,000 and an in-service account balance of less than $25,000) will be paid in a lump sum regardless of the participant’s election.

The table below lists the investment funds available to participants in the Deferred Compensation Plan.  The table also provides the rate of return for each fund for 2007.

Investment Funds	2007 Performance
Nationwide NVIT Money Market	4.87%
PIMCO Total Return Portfolio	8.74%
American Century VP Value Fund	-5.14%
Dreyfus Stock Index Fund	5.25%
T. Rowe Price New America Growth Portfolio	13.78%
Alliance Bernstein Small/Mid Cap Value Fund	1.70%
Nationwide Mid Cap Index Fund	7.56%
AIM Capital Development Fund	10.84%
Franklin Small Cap Value Securities	-2.38%
DWS Small Cap Index VIP	-1.90%
Lincoln VIP Baron Growth Opportunities Fund	3.42%
U.S. Real Estate Portfolio	-17.07%
Alliance Bernstein International Value Portfolio	5.84%
Nationwide Investor Destination Conservative	5.38%
Nationwide Investor Destination Moderately Conservative	5.86%
Nationwide Investor Destination Moderate	5.66%
Nationwide Investor Destination Moderately Aggressive	6.15%
Nationwide Investor Destination Aggressive	5.96%

Potential Payments upon Termination and/or Change in Control

As part of their employment agreements, Messrs. McDonald, Davis and Martin have certain provisions detailing payments due to them in the event of termination of their employment with the Company, including the resulting compensation from a change in control.

Mr. McDonald

Mr. McDonald’s employment agreement provides for the following death, disability, severance, and change in control benefits:

•	death benefits of a lump-sum payment equal to two multiplied by the sum of (i) Mr. McDonald’s annual salary and (ii) Mr. McDonald’s Target Bonus;

•	disability benefits paid over 24 months equal to two multiplied by the sum of (i) Mr. McDonald’s annual salary and (ii) Mr. McDonald’s Target Bonus;

•
severance benefits, if Mr. McDonald’s employment with the Company is terminated by the Company prior to a change in control in a Without Cause Termination (as defined in his employment agreement), of a lump-sum payment equal to two multiplied by the sum of (i) Mr. McDonald’s annual salary and ii) Mr. McDonald’s Target Bonus, acceleration of option and restricted stock vesting, and welfare benefits and the use of his office and administrative assistance for 24 months; and

•
upon the occurrence of a change in control Mr. McDonald is entitled to receive the above described benefits as if he were terminated in a Without Cause Termination, regardless of whether his employment with the Company or any successor to the Company is terminated.

In the event that any payment or benefit received by Mr. McDonald in connection with a change in control would constitute an “excess parachute payment” subject to an excise tax (a “4999 Excise Tax”), the Company will pay him a “gross up payment” intended to provide him with a net payment, after payment of all 4999 Excise Taxes and all taxes on the “gross up payment,” equal to what he would have received under his employment agreement had no 4999 Excise Taxes been imposed on the “excess parachute payments.” This amount is determined using the highest marginal federal, state or local tax rates, but takes into account the maximum reduction in federal income taxes that can be obtained from deduction of state and local taxes and any limitations applicable to individuals subject to the highest marginal federal income tax rate. Mr. McDonald may also elect to receive a lesser amount by eliminating the accelerated vesting on his stock options and restricted stock in order to decrease the 4999 Excise Taxes owed.

Mr. Davis

Mr. Davis’s employment agreement provides for the following death, disability, severance, and change in control benefits:

•	death benefits of a lump-sum payment equal to one year’s annual salary and Mr. Davis’s Target Bonus;

•	disability benefits of a lump-sum payment of one year’s annual salary and Mr. Davis’s Target Bonus, paid over 12 months;

•
severance benefits, if Mr. Davis’s employment with the Company is terminated by the Company in a Without Cause Termination (as defined in his employment agreement) either before or after a change in control, of a lump-sum payment equal to one year’s annual salary and Mr. Davis’s Target Bonus, acceleration of option and restricted stock vesting, and welfare benefits for one year following termination;

•
severance benefits of a lump-sum payment equal to one year’s annual salary and Mr. Davis’s Target Bonus, and welfare benefits for one year following resignation if Mr. Davis voluntarily resigns within 30 days after the appointment of a new Chief Executive Officer, other than Mr. Davis, prior to a change in control (provided in the table below as a “constructive termination”); and

•	immediate vesting of 50% of all unvested stock option grants and restricted stock grants previously awarded to Mr. Davis upon the occurrence of a change in control.

To the extent payments and benefits to Mr. Davis in connection with a change in control would constitute “excess parachute payments” for purposes of Section 280G of the Code subject to 4999 Excise Taxes, Mr. Davis can elect to receive a lesser amount and eliminate the accelerated vesting of his unvested stock options and restricted stock in order to decrease or eliminate the 4999 Excise Taxes.

The employment agreements for Messrs. McDonald and Davis generally use the following terms:

“Change in Control” means a change in ownership or control of the Company effected through any of the following:  (i) a merger, consolidation or reorganization approved by the stockholders, unless the beneficial ownership of more than 50% of the voting power of the successor corporation’s securities is held by the same persons who beneficially owned the Company’s outstanding voting securities immediately prior to the transaction; (ii) any stockholder-approved transfer or other disposition of all or substantially all of the Company’s assets; (iii) the acquisition of beneficial ownership of more than 50% of the voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the stockholders which the Board of Directors recommends and such stockholders accept.

“Disability” means the Board of Directors’ or CEO’s, as applicable, reasoned and good faith judgment that the executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

“Termination for Cause” means a termination of the executive’s employment by reason of (a) the repeated or willful failure of the executive to substantially perform his duties that has not been cured after written demand from the Board of Directors, (b) conviction of, or entering a plea of guilty or nolo contendere to, a crime involving moral turpitude or dishonesty or to any other crime that constitutes a felony, (c) executive’s intentional misconduct, gross negligence or material misrepresentation in the performance of his duties to the Company, or (d) material breach by executive of any written covenant or agreement with the Company including any covenants not to compete or to non-disclosure of confidential information.

“Without Cause Termination” means a termination of the executive’s employment by the Company other than due to (a) Termination for Cause, (b) Disability, (c) death, or (d) the expiration of the employment agreement.

Mr. Martin

Mr. Martin’s employment agreement provides for the following severance and change in control benefits:

•	severance benefits, if Mr. Martin’s employment with the Company is terminated by the Company other than for cause (as defined in Mr. McDonald’s employment agreement) equal to one year’s annual salary;

•	immediate vesting of 50% of all unvested restricted stock grants previously awarded to Mr. Martin upon the occurrence of a change in control (as defined above); and

•
severance benefits if Mr. Martin’s employment with the Company is terminated by the Company other than for cause (as defined in Mr. McDonald’s employment agreement) within the first year after a change of control equal to one year’s annual salary and immediate vesting of all remaining unvested restricted stock previously awarded to Mr. Martin.  In addition, the Company will provide welfare benefits for one year following termination.

    Under the employment agreements with the aforementioned officers, each officer would be entitled to receive the following estimated benefits. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the aforementioned officers, which would only be known at the time that they become eligible for payment and would only be payable if the events set forth in the table below occur.

Quantification of Potential Payments Upon Termination and/or Change in Control

The table below reflects the amount that could be payable under the various arrangements assuming that the triggering event set forth in the title of each column occurred on December 31, 2007. For purposes of determining Mr. McDonald’s tax gross up payment the Company has assumed that his change in control payment is reasonable compensation for services he will refrain from performing (pursuant to his covenant not to compete with the Company) following the change in control.  Any actual payments that may be made pursuant to the arrangements described above are dependent on various factors, which may or may not exist at the time a termination of employment or change in control actually occurs.

POTENTIAL PAYMENTS UPON TERMINATION AND/OR CHANGE IN CONTROL
Name (1)	Year	Severance/ Change in Control Payment	Accelerated Restricted Stock Vesting (2)	Accelerated Stock Option Vesting (3)	Continuation of Benefits (4)	Tax Gross-up Payment	Total

John T. McDonald (5)	2007	$1,500,000	$6,138,600	$2,155,425	$46,781	$-	$9,840,806

Paul E. Martin (6)	2007	215,000	1,746,983	-	11,341	-	1,973,324

Jeffrey S. Davis (7)	2007	750,000	5,351,600	1,077,726	11,133	-	7,190,459

(1)
Mr. Thompson and Mr. Kalbfleish are not included in this table since they do not have arrangements with the Company in the event of termination of their employment with the Company, including a change in control.

(2)	Calculated using the closing market price per share of $15.74 of the Common Stock on December 31, 2007 for the total number of restricted shares accelerated.

(3)	Calculated using the closing market price per share of $15.74 of the Common Stock on December 31, 2007 less the option price per share for the total number of options accelerated.

(4)
Represents the estimated present value of all future payments of premiums for benefits which would be paid on behalf of the specified executive officers under the Company’s medical, disability, life, and dental insurance programs. In addition to these benefits, Mr. McDonald’s benefits also include the estimated present value of the use of an office and administrative assistant for a period of two years after the separation date.

(5)
Upon a without cause termination, Mr. McDonald would receive each of the payments and benefits listed in the table above. Upon Mr. McDonald’s death or disability, he would receive the severance payment only. If a change in control were to occur, Mr. McDonald would receive each of the payments and benefits listed in the table above, regardless of whether his employment was terminated. If Mr. McDonald were to terminate his employment with the Company for cause or voluntarily, he would receive no compensation except his unpaid salary and bonus earned through the termination date.

(6)
Upon the occurrence of a change in control, 50% of Mr. Martin’s unvested restricted stock would immediately vest, amounting to $873,492 in compensation utilizing the assumptions discussed above. If Mr. Martin is terminated without cause within the first year after a change of control he will receive each of the payments and benefits listed in the table above for 2007. If Mr. Martin were to terminate his employment with the Company for cause or voluntarily, he would receive no compensation except his unpaid salary and bonus earned through the termination date.

(7)
Upon a without cause termination, or a without cause termination following a change in control, Mr. Davis would receive each of the payments and benefits listed in the table above. Upon Mr. Davis’s death or disability, he would receive the severance payment only. Upon the occurrence of a constructive termination, Mr. Davis would receive the severance payment and the continuance of benefits listed in the table above. If a change in control were to occur, 50% of Mr. Davis’s unvested stock options and restricted stock would immediately vest, amounting to $3,214,663 in compensation utilizing the assumptions discussed above. If Mr. Davis were to terminate his employment with the Company for cause or voluntarily, he would receive no compensation except his unpaid salary and bonus earned through the termination date.

DIRECTOR COMPENSATION

The Company uses a combination of cash and equity-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. When recommending changes to director compensation, the Company considers the significant amount of time they expend in fulfilling their duties to the Company, as well as the skill level required of members of the Board of Directors.

The Board of Directors compensation plan for 2007 provided for the following:

•
Each new non-employee member of the Board of Directors is entitled to receive 1,950 shares of restricted stock.  These shares of restricted stock vest and become nonforfeitable in twelve equal quarterly installments beginning on the first quarterly anniversary of the date of grant.

•
Each member of the Board of Directors who is a non-employee director on the date of the Annual Stockholders Meeting, whether or not that member was standing for re-election, is entitled to receive 650 shares of restricted stock.  These shares of restricted stock vest quarterly over one year.

•	The Chairman of the Audit Committee is entitled to an annual grant of 650 shares of restricted stock. These shares of restricted stock vest quarterly over one year.

•
Each non-employee member of the Board of Directors serving on a committee is entitled to an annual grant of 650 shares of restricted stock.  These shares of restricted stock vest quarterly over one year provided the non-employee member of the Board of Directors continues to serve as a member of such committee.

•	Each non-employee member of the Board of Directors received $2,000 for each regularly scheduled quarterly meeting of the Board of Directors attended in person, or $1,000 if attended telephonically;

•	Each non-employee member of the Board of Directors received $500 for each special meeting of the Board of Directors if attended in person, or $250 if attended telephonically.

•	Each non-employee member of the Board of Directors serving on the Audit Committee received $1,250 for each meeting of the Audit Committee attended in person, or $750 if attended telephonically.

•
Each non-employee member of the Board of Directors serving on the Compensation Committee received $1,000 for each meeting of the Compensation Committee attended in person, or $500 if attended telephonically.

•
Each non-employee member of the Board of Directors serving on the Nominating and Corporate Guidance Committee received $500 for each meeting of the Nominating and Corporate Guidance Committee attended in person, or $250 if attended telephonically.

•	The non-employee member of the Board of Directors serving as chairman of the Audit Committee received an additional $5,000 quarterly.

•	The non-employee member of the Board of Directors serving as chairman of the Compensation Committee received an additional $2,500 quarterly.

The director compensation plan was amended by the Compensation Committee in February 2008. The amended plan provides for the following compensation in addition to the amounts set forth above:

•
On the date of each Annual Stockholders Meeting, the Chairman of the Audit Committee and Chairman of the Compensation Committee will each receive 1,300 shares of restricted stock vesting quarterly over one year.

•	The non-employee member of the Board of Directors serving as chairman of the Audit Committee will receive an additional $1,250 quarterly.

•	The non-employee member of the Board of Directors serving as chairman of the Compensation Committee will receive an additional $1,250 quarterly.

The following table provides information relating to total compensation amounts paid to non-employee members of the Board of Directors in 2007:

2007 DIRECTOR COMPENSATION
Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)(3)	Total ($)

Ralph C. Derrickson (4)	$11,750	$20,928	$7,911	$40,589

Max D. Hopper (5)	13,500	41,855	-	55,355

Kenneth R. Johnsen (6)	7,000	20,928	7,911	35,839

David S. Lundeen (7)	43,750	52,319	-	96,069

(1)
John T. McDonald, the CEO and Chairman of the Board of Directors, is not included in this table since he is an employee and thus received no compensation for his service as a member of the Board of Directors. Mr. McDonald’s compensation as an employee of the Company is shown in the “Summary Compensation Table” on page 13.

(2)
No restricted stock awards were granted to non-employee members of the Board of Directors in 2007.  Historically directors receive their annual equity awards near year-end as compensation with respect to the upcoming year.  Therefore, awards granted with respect to 2007 service were received by non-employee members of the Board of Directors in 2006 (and, consequently, were disclosed in the Company’s Proxy Statement for the 2007 Annual Meeting). The awards attributable to 2008 compensation, however, were not granted until 2008. The Company does not pay dividends on restricted stock awards.

(3)
Amounts listed represent the amount of expense recognized for financial reporting purposes in 2007 for restricted stock and stock option awards in accordance with SFAS 123R, and includes amounts from awards granted prior to 2007. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of this amount were disclosed in Note 7 to the Company’s consolidated financial statements for 2007 included in the Company’s annual report on Form 10-K filed with the SEC on March 4, 2008.

(4)
As of December 31, 2007, Mr. Derrickson had 30,000 option awards outstanding, which were all vested. These awards range in exercise price from $3.17 to $9.19. Mr. Derrickson had no shares of unvested restricted stock outstanding as of December 31, 2007.

(5)
As of December 31, 2007, Mr. Hopper had 55,000 option awards outstanding which were all vested. These awards range in exercise price from $0.79 to $9.19. Mr. Hopper had no shares of unvested restricted stock outstanding as of December 31, 2007.

(6)
As of December 31, 2007, Mr. Johnsen had 17,500 option awards outstanding, which were all vested. These awards range in exercise price from $3.17 to $9.19. Mr. Johnsen had no shares of unvested restricted stock outstanding as of December 31, 2007.

(7)	As of December 31, 2007, Mr. Lundeen had no option awards outstanding and no shares of unvested restricted stock outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Directors and Executive Officers

The following table sets forth the beneficial ownership of the Common Stock as of March 31, 2008 for each Director and nominee for Director, each executive officer named in the Summary Compensation Table herein, and by all Directors (including nominees) and executive officers of the Company as a group.

Name and Company Position	Shares Beneficially Owned (1)	Percent of Class (2)

John T. McDonald, Chairman of the Board and CEO (3)	1,274,104	3.9%
Paul E. Martin, CFO	115,490	0.4%
Jeffrey S. Davis, President and COO (4)	412,763	1.3%
Timothy J. Thompson, Vice President - Client Development (5)	218,605	0.7%
Richard T. Kalbfleish, Vice President - Finance and Administration (6)	41,268	0.1%
David S. Lundeen, Director	150,236	*
Max D. Hopper, Director (7)	60,200	*
Kenneth R. Johnsen, Director (8)	20,100	*
Ralph C. Derrickson, Director (9)	32,600	*
Directors and officers as a group	2,325,366	7.1%

(1)	Represents the Company’s only class of voting common stock.

(2)
The percentage of Common Stock owned is based on total shares outstanding of 31,977,227 as of March 31, 2008, and including for each named executive officer the shares of Common Stock issuable upon the exercise of options issued to such executive officer and exercisable within 60 days of the date hereof.

(3)
Includes 607,815 shares of Common Stock issuable upon the exercise of options. Does not include options to purchase 228,571 shares of Common Stock that are not exercisable within 60 days of the date hereof. Mr. McDonald's total share ownership, including options that are not exercisable within 60 days of the date hereof, is 1,502,675.

(4)
Includes 40,713 shares of Common Stock issuable upon the exercise of options. Does not include options to purchase 114,287 shares of Common Stock that are not exercisable within 60 days of the date hereof. Mr. Davis’s total share ownership, including options that are not exercisable within 60 days of the date hereof, is 527,050.

(5)	Includes 188,478 shares of Common Stock issuable upon the exercise of options.

(6)
Includes 17,500 shares of Common Stock issuable upon the exercise of options. Does not include options to purchase 2,500 shares of Common Stock that are not exercisable within 60 days of the date hereof. Mr. Kalbfleish's total share ownership, including options that are not exercisable within 60 days of the date hereof, is 43,768.

(7)	Includes 55,000 shares of Common Stock issuable upon the exercise of options.

(8)	Includes 17,500 shares of Common Stock issuable upon the exercise of options.

(9)	Includes 30,000 shares of Common Stock issuable upon the exercise of options.

*	Represents less than 1% of the Company’s Common Stock outstanding as of March 31, 2008.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of April 2, 2008, information for each entity that, to the knowledge of the Company, beneficially owned more than five percent (5%) of the Common Stock, based on statements filed with the SEC pursuant to Section 13(g) or 13(d) of the Exchange Act:

Name and Address of Beneficial Owner	Amount and Nature of Shares Beneficially Owned	Percent of Class
RHA, Inc. 100 Crescent Court, Suite 880 Dallas, TX 75201	1,704,301 (1)	5.3%

Copper Rock Capital Partners, LLC 200 Clarendon Street, 51st Floor Boston, MA 02116	1,660,182	5.4%

(1)
Included in the shares of Common Stock that are beneficially owned by RHA, Inc. are (a) 1,551,431 shares beneficially owned by Atlas Advantage Master Fund, L.P., (b) 8,921 shares beneficially owned by Atlas Capital ID Fund, L.P., and (c) 143,949 shares beneficially owned by Atlas Capital Master Fund, L.P.

Equity Compensation Plan Information

The following table provides information with respect to the equity securities that are authorized for issuance under the Company’s compensation plans as of December 31, 2007:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity-Compensation Plans Approved by Security Holders (1)	2,263,476	$4.41	1,600,061
Equity-Compensation Plans Not Approved by Security Holders (2)(3)	124,063	$4.85	--
TOTAL	2,387,539	$4.44	1,600,061

(1)
Represents shares issuable from the 10,189,063 shares authorized for issuance under the Perficient, Inc. 1999 Stock Option/Stock Issuance Plan. The automatic share increase program provides for an increase each year equal to 8% of the outstanding Common Stock on the last trading day in December of the previous year, but in no event will any such annual increase exceed 1,000,000 shares of Common Stock. Pursuant to the Company’s automatic share increase program, 1,000,000 additional shares were authorized for issuance under the Plan as of January 1, 2008. Also includes 500,000 shares reserved for issuance under the Perficient, Inc. Employee Stock Purchase Plan, which was approved by stockholders at the November 17, 2005 Annual Meeting.

(2)
In connection with the acquisition of Javelin Solutions, Inc. and the acquisition of Primary Webworks, Inc. d/b/a Vertecon, Inc. in 2002, the Company assumed Javelin's stock option plan and Vertecon's stock option plan and all the outstanding options thereunder. Each outstanding option under the Javelin plan and the Vertecon plan was converted into an option to purchase the Common Stock. No future awards may be made under the respective plans. These amounts include (i) options to purchase approximately 20,009 shares of the Common Stock exercisable for a weighted-average exercise price of $0.22 per share issued in connection with the Company’s assumption of the Javelin plan and (ii) options to purchase approximately 4,545 shares of the Common Stock exercisable for a weighted-average exercise price of $4.40 per share issued in connection with the Company’s assumption of the Vertecon plan. These options are fully vested and exercisable for a period of approximately 10 years from the date of grant. Upon termination of employment the options will be exercisable for 90 days.

(3)
The amounts include options to purchase 24,080 shares of the Common Stock with an exercise price of $16.94 per share, options to purchase 50,429 shares of the Common Stock with an exercise price of $3.36 per share, and options to purchase 25,000 shares of the Common Stock with an exercise price of $0.02 per share that were issues to certain employees of Compete, Inc. and assumed in connection with the Company’s May 2000 acquisition of Compete, Inc. These options are fully vested and exercisable for a period of 10 years from the date of grant. Upon termination of employment the options will be exercisable for the remainder of their option term.

PROPOSAL 2. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2008. Although action by the stockholders in this matter is not required, the Audit Committee believes that in light of the critical role played by the independent registered public accounting firm in maintaining the integrity of the Company’s financial controls and reporting, it is a matter of good practice.

The Board of Directors recommends a vote “FOR” the proposal to ratify the independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The Audit Committee reports to and acts on behalf of the Board of Directors of the Company by providing oversight of the financial management, legal compliance programs, independent auditors and financial reporting controls and accounting policies and procedures of the Company. The Company’s management is responsible for preparing the Company’s financial statements and systems of internal control and the independent auditors are responsible for auditing those financial statements and expressing its opinion as to whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles. The Audit Committee is responsible for overseeing the conduct of these activities by the Company’s management and the independent auditors.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements, as of and for the fiscal year ended December 31, 2007, were prepared in accordance with GAAP, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

The Audit Committee has discussed with the independent auditors matters required to be discussed by the applicable Auditing Standards as periodically amended (including significant accounting policies, alternative accounting treatments and estimates, judgments and uncertainties). In addition, the independent auditors provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee and the independent auditors have discussed the auditors’ independence from the Company and its management, including the matters in those written disclosures.

The Audit Committee also has discussed with the Company’s independent auditors, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting.

In further reliance on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors:

David S. Lundeen (Chairman)
Max D. Hopper
Ralph C. Derrickson

PRINCIPAL ACCOUNTING FIRM FEES AND SERVICES

The following table discloses the approximate fees paid to KPMG LLP (“KPMG”) and BDO Seidman, LLP (“BDO”) for the fiscal year ending December 31, 2007 and BDO for the fiscal year ending December 31, 2006:

	Year Ended December 31,
	2007	2006
Audit fees	$888,000	$767,000
Audit-related fees	2,000	2,100
Tax fees	--	--
All other fees	--	--
Total fees	$890,000	$769,100

Audit fees represent fees for professional services provided in connection with the audit of the Company’s annual financial statements and of management's assessment and the operating effectiveness of internal control over financial reporting included in the Company’s Annual Report on Form 10-K, the quarterly reviews of financial statements included in the Company’s Quarterly Reports on Form 10-Q, other statutory or regulatory filings, and services that are normally provided in connection with such filings.

Audit-related fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s annual or quarterly financial statements.

On March 16, 2007, the Company dismissed BDO as its principal accountants. The Audit Committee of the Company’s Board of Directors participated in, recommended and authorized the decision to change its principal accountants.

The audit reports of KPMG and BDO on the Company’s financial statements as of December 31, 2007 and 2006 and for the years then ended did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit report of KPMG on the effectiveness of internal control over financial reporting as of December 31, 2007 and the audit reports of BDO on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. KPMG’s audit report on the effectiveness of internal control over financial reporting as of December 31, 2007 indicated that in KPMG’s opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007. BDO’s audit reports on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006 indicated that in BDO’s opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006.

Beginning March 22, 2007 and through the year ended December 31, 2007, there were no disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, or matter of the kind described in Item 304(a)(1)(v) of Regulation S-K, which if not resolved to the satisfaction of KPMG, would have required KPMG to make reference to the subject matter of such disagreement in connection with its opinion on the financial statements of the Company for such year. Beginning March 22, 2007 and through the Company’s year ended December 31, 2007, there have been no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K.

During the year ended December 31, 2006 and through March 16, 2007, there were no disagreements between the Company and BDO on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, or matter of the kind described in Item 304(a)(1)(v) of Regulation S-K, which if not resolved to the satisfaction of BDO, would have required BDO to make reference to the subject matter of such disagreement in connection with its opinion on the financial statements of the Company for such year. During the Company’s year ended December 31, 2006 and through March 16, 2007, there have been no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K.

The Company engaged the accounting firm of KPMG to serve as its principal accountants as of March 22, 2007. During the fiscal year ended December 31, 2006 and through March 21, 2007, the Company did not consult with KPMG on any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Representatives of KPMG are expected to be telephonically available during the Meeting and will have the opportunity to make a statement if they wish to do so, and are expected to be available to respond to appropriate questions. Representatives of BDO are not expected to be present at the Meeting.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the pre-approval of all audit services, and non-audit services that are permitted by applicable laws and regulations, that are to be performed by the Company’s independent auditors. As part of those policies and procedures, the Audit Committee has pre-approved specific audit and audit-related services that may be provided by the Company’s independent auditors subject to certain maximum dollar amounts. No further approval by the Audit Committee is required in advance of services falling within the specific types of services and cost-levels included in the pre-approved services. Any proposed services not specifically pre-approved or exceeding pre-approved cost levels require specific pre-approval by the Audit Committee. No services of any kind were approved pursuant to a waiver permitted pursuant to 17 CFR 210.2-01(c)(7)(i)(C).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires executive officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC and the Nasdaq Stock Market. Based solely on a review of the copies of reports furnished to the Company and written representations from the Company’s executive officers, directors and persons who beneficially own more than ten percent of the Company’s equity securities, the Company believes that, during the preceding year, all filing requirements applicable to the Company’s officers, directors and ten percent beneficial owners under Section 16(a) were satisfied.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In order to identify and address concerns regarding related party transactions and their disclosures, the Company uses Directors and Officers Questionnaires and Business Ethics and Code of Conduct policies.  The Company also considers the independence of its directors.  The discussion of the independence of the directors contained herein under the caption “Composition and Meetings of the Board of Directors and Committees” is incorporated by reference into this section.

Directors and Officers Questionnaires are distributed to executive officers and directors at the beginning of each fiscal year to identify any potential related-party transactions. Within the questionnaire, executive officers and directors are asked to describe any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships, occurring since January 1, 2007, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any of the following had or will have a direct or indirect interest: (i) the individual, (ii) any director or executive officer of the Company, (iii) a nominee for director, (iv) an immediate family member of a director or executive officer of the Company, (v) an immediate family member of a nominee for director, (vi) a security holder of 5% or more of the Common Stock, or (vii) an immediate family member of the security holder. Responses provided within the questionnaire are reviewed by management of the Company to determine any necessary course of action. No such transaction was entered into since January 1, 2007 other than the Employment Agreements described on pages 14-15 of this Proxy Statement.

It is the policy of the Company that all employees, directors and agents maintain the highest ethical standards and comply with all applicable legal requirements when conducting Company business. Guidelines regarding conflicts of interest are detailed in the Company’s Code of Conduct for employees and in the Financial Code of Ethics for the CEO, CFO and Other Senior Financial Officials, both adopted by the Board of Directors. These policies are available on the Company’s external and internal websites and accessible to all employees. All Company employees must deal with vendors, customers and others doing business with the Company in a manner that avoids even the appearance of conflict between personal interests and those of the Company. Potential conflicts of interest can arise from any of the following:

•
a direct or indirect financial interest in any business or organization that is a Company vendor or competitor, if the employee or director can influence decisions with respect to the Company’s business with respect to such business or organization;

•	serving on the board of directors of, or being employed in any capacity by, a vendor, competitor or customer of the Company; and

Relationships, including business, financial, personal and family, may give rise to conflicts of interest or the appearance of a conflict. Employees should carefully evaluate their relationships as they relate to Company business to avoid conflict or the appearance of a conflict. To avoid conflicts of interest or the appearance of a conflict:

•
Employees and directors should not have an undisclosed relationship with, or financial interest in, any business that competes or deals with the Company; provided that the ownership of less than 1% of the outstanding shares, units or other interests of any class of publicly traded securities is acceptable.

•	Employees are prohibited from directly or indirectly competing, or performing services for any person or entity in competition with, the Company.

•	Employees should comply with the policies set forth in this Code regarding the receipt or giving of gifts, favors or entertainment.

•
A full-time employee should obtain the approval of his or her supervisor before serving as a trustee, regent, director or officer of a philanthropic, professional, national, regional or community organization or educational institution. This policy applies where significant time spent in support of these functions may interfere with time that should be devoted to the Company's business.

•	Employees may not sell or lease equipment, materials or property to the Company without appropriate corporate authority.

•	Employees should purchase Company equipment, materials or property only on terms available to the general public.

Any employee or director who becomes aware of a conflict is required to bring it to the attention of a supervisor, management or other appropriate personnel.

Directors are expected and required to uphold the same dedication to corporate ethics as the Company’s employees.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Any stockholder proposals intended to be presented at Perficient’s next annual meeting of stockholders must be received by Perficient at its offices at 1120 South Capital of Texas Highway, Building 3, Suite 220, Austin, Texas 78746, on or before December 31, 2008 for consideration for inclusion in the proxy material for such annual meeting of stockholders.

For any proposal that is not submitted for inclusion in next year’s Proxy Statement, but is instead sought to be presented directly at the 2009 Annual Meeting, SEC rules permit management to vote proxies in its discretion if: (1) management receives notice of the proposal before the close of business on December 31, 2008, and advises stockholders in the 2009 Proxy Statement about the nature of the matter and how management intends to vote on such matter; or (2) management does not receive notice of the proposal prior to the close of business on December 31, 2008. Notices of intention to present proposals at the 2009 Annual Meeting should be addressed to Perficient at its offices at 1120 South Capital of Texas Highway, Building 3, Suite 220, Austin, Texas 78746.

OTHER MATTERS

The Board of Directors does not intend to bring any matters before the Meeting other than as stated in this Proxy Statement, and is not aware that any other matters will be presented for action at the Meeting. If any other matters come before the Meeting, the persons named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy. Whether or not you plan to attend the Meeting in person, please complete, sign, date and return the enclosed proxy card promptly.

FORM 10-K

Perficient will furnish, without charge to each person solicited and to each beneficial owner of its securities, on the written request of such person, a copy of its Annual Report on Form 10-K, except for the exhibits to such Form 10-K but including the financial statements filed with such Form 10-K. Perficient will furnish any exhibit to the Form 10-K upon the payment of a reasonable fee which shall be limited to its reasonable expenses in furnishing such exhibit. Requests should be directed to Mr. Paul E. Martin, Perficient, Inc., 520 Maryville Centre Drive, Suite 400, St. Louis, MO, 63141, telephone number (314) 529-3551.

By Order of the Board of Directors /s/ Paul E. Martin Paul E. Martin Secretary April 30, 2008

PERFICIENT, INC

VOTE BY INTERNET OR TELEPHONE
QUICK * EASY *** IMMEDIATE**

As a stockholder of PERFICIENT, INC., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on June 15, 2008.

Vote Your Proxy on the Internet:

Go to www.continentalstock.com
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

OR

Vote Your Proxy by Phone:
Call 1 (866) 894-0537
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

OR

Vote Your Proxy by mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ON THE INTERNET OR BY PHONE

V FOLD AND DETACH HERE AND READ THE REVERSE SIDE V

PROXY

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED "FOR" THE PROPOSALS. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS A VOTE "FOR" THE PROPOSALS.

Please mark your votes like this **X**

1. ELECTION OF DIRECTORS: **FOR ALL** ☐ **WITHHOLD AUTHORITY** ☐

Nominees:
01 – John T. McDonald, 02 – Ralph C. Derrickson, 03 – Max D. Hopper, 04 – Kenneth R. Johnsen, 05 – David S. Lundeen

To withhold authority to vote for any individual nominee(s), mark "WITHHOLD AUTHORITY" and strike a line through the name(s) of the nominee(s) above. Names not stricken will receive a "FOR" vote.

2. PROPOSAL TO RATIFY KPMG LLP AS PERFICIENT INC.'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM **FOR** ☐ **AGAINST** ☐ **ABSTAIN** ☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature __________ **Signature** __________ **Date** ________, **2008.**

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PROXY

PERFICIENT, INC.

ANNUAL MEETING OF STOCKHOLDERS

Monday, June 16, 2008
9:00 a.m. local time

1120 South Capital of Texas Highway
Suite 220, Building 3
Austin, Texas 78746

For meeting directions, please call 512-531-6000.

YOUR VOTE IS IMPORTANT

V FOLD AND DETACH HERE AND READ THE REVERSE SIDE V

PROXY

PERFICIENT, INC

1120 South Capital of Texas Highway
Suite 220, Building 3
Austin, Texas 78746

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John T. McDonald, with full power of substitution, as proxy for the undersigned, to attend the annual meeting of stockholders of Perficient, Inc. ("Perficient"), to be held at Perficient's headquarters at 1120 South Capital of Texas Highway, Suite 220, Building 3, Austin, Texas 78746 on June 16, 2008 at 9:00 a.m., local time, or any adjournment thereof, and to vote the number of shares of Common Stock of Perficient that the undersigned would be entitled to vote, and with all the power and undersigned would possess, if personally present, as directed on the reverse side of this card.

Should the undersigned be present and choose to vote at the annual meeting, once Perficient's corporate secretary is notified of the decision to terminate this proxy, then the power of the proxy will terminate.

The undersigned acknowledges receipt from Perficient, prior to the execution of the Proxy, of a Notice of Annual Meeting, a Proxy Statement dated April 28, 2008 and a 2007 Annual Report.

(Continued, and to be marked, dated and signed, on the other side)